Exhibit 99.1

LIFE PARTNERS ANNOUNCES RECEIPT OF WELLS NOTICE

WACO, TX – June 6, 2011 – Life Partners Holdings, Inc. (NASDAQ GS: LPHI), a leader in the life settlements industry, announced today that it has received an amended Wells Notice from the Securities and Exchange Commission.

As previously disclosed, on May 9, 2011, the Company received a “Wells Notice” from the SEC stating that the Staff will recommend that the SEC bring a civil injunctive action against the Company and two of its directors and executive officers, Brian D. Pardo and R. Scott Peden, for possible violations of Section 17(a) of the Securities Act of 1933, Sections 10(b) and 13(a) of the Securities Exchange Act of 1934, and certain rules thereunder.  On June 3, 2011, the Company received an amended Wells Notice expanding the scope of the recommendation for civil action.  The expanded Wells notice states that the Staff will recommend that the SEC bring a civil injunctive action against the Company and three of its directors and executive officers, Brian D. Pardo, R. Scott Peden and David M. Martin, for possible violations of Section 17(a) of the Securities Act of 1933, Sections 10(b) 13(a), 13(b)(2)(A) and (B) of the Securities Exchange Act of 1934, and certain rules thereunder.

The Company understood that the initial Wells Notice related primarily to its knowledge of and disclosures about the accuracy of the estimates of the life expectancies of settlors.  The Company understands that the expanded Wells Notice also includes allegations about the disclosures regarding and the propriety of certain accounting policies and practices, including revenue recognition, the impairment of life settlements held by the Company for investment, and the stated policy for premium advances the Company might make on certain client policies.

The Wells Notice is neither a formal allegation nor a finding of wrongdoing.  Upon receipt of a Wells Notice, the recipient is afforded an opportunity to present its positions with respect to the Staff’s recommendation before the SEC decides whether an enforcement action will be authorized.  The Company intends to respond by setting forth its positions and explaining why it believes an enforcement action is not warranted.  The Company cannot predict whether the SEC will accept its positions or follow the recommendations of the Staff and initiate an enforcement action.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.”  Since its incorporation in 1991, Life Partners has completed over 132,000 transactions for its worldwide client base of approximately 28,000 high net worth individuals and institutions in connection with the purchase of over 6,400 policies totaling over $2.9 billion in face value.

LPHI-G

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FOR MORE INFORMATION, CONTACT:

Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com
Visit our website at: www.lphi.com

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